EXHIBIT 23.1

CONSENT OF INEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 6, 2009, relating to the consolidated financial statements and effectiveness of Citizens & Northern Corporation and subsidiaries’ internal controls over financial reporting, included in Form 10-K of Citizens & Northern Corporation and subsidiaries for the year ended December 31, 2008, and to all references to our firm included in the Registration Statement.

/s/ ParenteBeard, LLC
ParenteBeard, LLC
Williamsport, PA
October 1, 2009